EXHIBIT 99


                              CONFIRMING STATEMENT

      This Statement confirms that the undersigned, Terry M. Palmer, has authorized and designated each of Mark A. Lettes, Keith R. Hulley, Jeffrey G. Clevenger, and Daniel J. Stewart, signing singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Apex Silver Mines Limited. The authority of each of Mark A. Lettes, Keith R. Hulley, Jeffrey G. Clevenger, and Daniel J. Stewart under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Apex Silver Mines Limited, unless earlier revoked in writing. The undersigned acknowledges that Mark A. Lettes, Keith R. Hulley, Jeffrey G. Clevenger, and Daniel J. Stewart, are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:       September 30, 2004


                                          /s/ TERRY M. PALMER
                                          --------------------------------------
                                          Terry M. Palmer